Exhibit 5.1

Squire Patton Boggs (US) LLP
221 E. Fourth St., Suite 2900
Cincinnati, Ohio 45202
O +1 513 361 1200
F +1 513 361 1201
squirepattonboggs.com

March 31, 2015
Board of Directors
Fox Factory Holding Corp.
915 Disc Drive
Scotts Valley, California 95066

Ladies and Gentleman:
We have acted as counsel to Fox Factory Holding Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities and Exchange Act of 1933 (the “Securities Act”), relating to:

i.	the Company’s proposed sale from time to time of a variety of securities with an aggregate offering price of up to $150,000,000, including:

a.	shares of the Company’s common stock, par value $0.001 per share, (the “Company’s Common Stock”);

b.	shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”);

c.	the Company’s debt securities, which may either be senior debt securities or subordinated debt securities (the “Debt Securities”);

d.	warrants for the purchase of the Company’s Common Stock, Preferred Stock or Debt Securities (the “Warrants”); and

e.	units consisting of the Company’s Common Stock, Preferred Stock, Debt Securities and/or Warrants in any combination (the “Units”), and

ii.	the proposed resale of up to 17,874,375 shares of common stock held by certain shareholders of the Company (the “Selling Shareholder Shares”).

The Company’s Common Stock, the Preferred Stock, the Debt Securities, the Warrants, and the Units, along with the Selling Shareholder Shares are collectively referred to herein as the “Securities.”
We have examined such documents as we have deemed necessary or advisable to enable us to render these opinions, including: resolutions of the Board of Directors of the Company adopted on January 30, 2015 (the “Resolutions”), the form of Indenture, forms of the Debt Securities, specimen stock certificates and certain other documents, corporate records and certificates of officers of the Company and of public officials. We have also reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed

March 31, 2015 Page 2	Squire Patton Boggs (US) LLP

the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.
We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
We have assumed without independent investigation that:

i.
at the time any Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

ii.
at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws;

iii.	all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement;

iv.
at the Relevant Time, all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of Securities and any related documentation (including (A) the due reservation of any shares of Common Stock or Preferred Stock for issuance upon exercise, conversion or exchange of any Securities for Common Stock or Preferred Stock (a “Convertible Security”), and (B) the execution (in the case of certificated Securities), delivery and performance of the Securities and any related documentation referred to in paragraphs 1 through 5 below) shall have been duly completed and shall remain in full force and effect;

v.
upon issuance of any Common Stock or Preferred Stock, including upon exercise, conversion or exchange of any Convertible Security, the total number of shares of Common Stock or Preferred Stock issued and outstanding will not exceed the total number of shares of Common Stock or Preferred Stock, as applicable, that the Company is then authorized to issue under its certificate of incorporation and other relevant documents;

vi.
in the case of Debt Securities, at the Relevant Time, the relevant trustee shall have been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), a Statement of Eligibility of the Trustee on Form T-1 shall have been properly filed with the Commission and the relevant Indenture shall have been duly executed and delivered by the Company and all other parties thereto and duly qualified under the TIA; and

vii.
at the Relevant Time, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and duly executed and delivered by the Company and the other parties thereto.

Based on the foregoing, we are of the opinion that:

1.	With respect to shares of the Company’s Common Stock, when:

March 31, 2015 Page 3	Squire Patton Boggs (US) LLP

a.
such shares of Common Stock have been duly executed (in the case of certificated shares) and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, or (ii) upon conversion or exercise of any Convertible Security, in accordance with the terms of such Convertible Security or the instrument governing such Convertible Security providing for such conversion or exercise, and for any additional consideration specified therein, which consideration (including any consideration paid for such Convertible Security), on a per-share basis, shall in either event not be less than the par value of the Common Stock, and

b.
any such Convertible Security was previously validly issued and is fully paid and non-assessable (in the case of an equity Security) or is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, such shares of the Company’s Common Stock will be validly issued, fully paid and non-assessable

2.	With respect to any shares of Preferred Stock, when:

a.
the certificate of designations relating to such Preferred Stock (the “Certificate of Designations”) has been duly executed and filed with the Office of the Secretary of State of the State of Delaware,

b.
such shares have been issued either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement and for the consideration therefor provided for therein or (ii) upon exercise, conversion or exchange of any Convertible Security and for any additional consideration specified in such Convertible Security or the instrument governing such Convertible Security providing for such conversion or exercise, which consideration (including any consideration paid for such Convertible Security), on a per-share basis, shall in either event not be less than the par value of the Preferred Stock, and

c.
any such Convertible Security was previously validly issued and is fully paid an non-assessable (in the case of an equity Security) or is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.	With respect to any Debt Securities, when:

a.	the terms and conditions of such Debt Securities have been duly established by supplemental indentures or officers’ certificates in accordance with the terms and conditions of the relevant Indenture,

b.	any such supplemental indenture has been duly executed and delivered by the Company and the relevant trustee, and

c.
such Debt Securities have been executed (in the case of certificated Debt Securities), delivered and authenticated in accordance with the terms of the applicable Indenture and issued and sold for the consideration set forth in the applicable definitive purchase, underwriting or similar agreement, such Debt Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4.	With respect to any Warrants, when:

a.	the warrant agreement relating to such Warrants (the “Warrant Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Warrants have been established in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement, and

March 31, 2015 Page 4	Squire Patton Boggs (US) LLP

c.
the Warrants have been duly executed (in the case of certificated Warrants) and delivered in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	With respect to any Units, when:

a.	the Unit agreement relating to such Units (the “Unit Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Units have been established in accordance with the Unit Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement, and

c.
the Units have been duly executed (in the case of certificated Units) and delivered in accordance with the Unit Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, such Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	The Selling Shareholder Shares are validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that, at the time of the authentication and delivery of the Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, none of the particular terms of the Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.
Our opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.
To the extent relevant to our opinion in paragraphs 4 or 5 and not covered by our opinions in paragraphs 1, 2, or 3, we have assumed that any securities, currencies or commodities underlying, comprising or issuable upon exchange, conversion or exercise of any Warrants or comprising the Units are validly issued, fully paid and non-assessable (in the case of an equity security) or a valid and binding obligation of the issuer thereof, enforceable against such issuer in accordance with its terms.
Our opinions expressed above are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws), the laws of New York and the federal laws of the United States of America.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. In

March 31, 2015 Page 5	Squire Patton Boggs (US) LLP

giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Squire Patton Boggs (US) LLP